Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post Effective Amendment No. 1 to the Registration Statements (Form S-8) Nos. 333-189382, 333-186935, 333-180124, 333-172533, 333-165447, 333-157980, 333-149939 and 333-143906 pertaining to the EnerNOC, Inc. 2014 Long-Term Incentive Stock Plan, Amended and Restated EnerNOC, Inc. 2007 Employer, Director and Consultant Stock Plan, and EnerNOC, Inc. Amended and Restated 2003 Stock Option and Incentive Plan of our reports dated March 7, 2014, with respect to the consolidated financial statements of EnerNOC, Inc. and the effectiveness of internal control over financial reporting of EnerNOC, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 2, 2014